Exhibit 10.3
EXECUTIVE EMPLOYMENT AGREEMENT
     This Executive Employment Agreement dated as of April 1, 2007 (the “Effective Date”), is between Allis-Chalmers Energy Inc. and Munawar H. Hidayatallah. Certain capitalized terms used herein are defined in Section 1 below.
R E C I T A L S:
     A. Executive is employed by Company pursuant to an Employment Agreement (the “2004 Employment Agreement”) dated April 1, 2004, which terminated March 31, 2007;
     B. Company wishes to continue to employ Executive, and Executive desires to continue employment with Company by entering into a written agreement to specify the terms and conditions of Executive’s continued employment with Company;
     C. Executive is to be employed as Chairman and Chief Executive Officer of Company, and as an integral member of its management team;
     D. Company considers the maintenance of a sound management team, including Executive, essential to protecting and enhancing its best interests and those of its stockholders;
     E. Company recognizes that the possibility of a change in control of Company may result in the departure or distraction of management to the detriment of Company and its stockholders; and
     F. Company has determined that appropriate steps should be taken to obtain and retain the continued attention and dedication of selected members of Company’s management team to their assigned duties without the distraction arising from the possibility of a change in control of Company.
     NOW, THEREFORE, in consideration of Executive’s past and future employment with Company and other good and valuable consideration, the parties agree as follows:
     Section 1. Definitions. As used in this Agreement, the following terms will have the following meanings:
     (a) Agreement refers to the Executive Employment Agreement represented by this document.
     (b) Cause has the meaning ascribed to it in Section 7(a)(ii).
     (c) Change In Control:
     (i) The acquisition by any individual, entity or group, or a Person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than an Excluded Person, of ownership of more than 50% of either; (A) the then outstanding shares of Common Stock (“Outstanding Common Stock”); or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (“Outstanding Voting Securities”);
     (ii) Individuals who, as of the date hereof, constitute the Board of Directors of the Company (“Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, as a member of the Incumbent Board, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
     (iii) Approval by the stockholders of the company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such reorganization, merger or consolidation, in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, or at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or
     (iv) Approval by the stockholders of the Company of (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (1) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in th election for directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be; or (2) a least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or to the disposition of assets of the Company.
     (d) Code means the Internal Revenue Code of 1986, as amended.
     (e) Company means Allis-Chalmers Energy Inc.
     (f) Confidential Information has the meaning ascribed to it in Section 9(b).
     (g) Constructively Terminated with respect to an Executive’s employment with Company will be deemed to have occurred if Executive terminates his employment within six months following the date on which Company:
     (i) demotes Executive to a materially lesser position, either in title or responsibility, than the highest position held by Executive with Company at any time during Executive’s employment with Company after the date hereof;
     (ii) decreases Executive’s salary materially below the highest level in effect at any time during Executive’s employment with Company or reduces Executive’s benefits and perquisites materially below the highest levels in effect at any time during Executive’s employment with Company (other than as a result of any amendment or termination of any Executive or group or other executive benefit plan, which amendment or termination is applicable to all executives of Company or any inadvertent reduction in benefits that Company cures within 30 days after receiving written notice of such reduction)
     (iii) requires Executive to relocate to a principal place of business more than 50 miles from the principal place of business occupied by Company on April 1, 2007;
     (iv) is subject to a Change In Control, unless Executive accepts employment with a successor to Company on terms not materially less favorable than those provided in this Agreement; or
     (v) breaches any other material term of this Agreement which is not cured by Company within 30 days after receiving notice of such breach.
     For Executive to be considered to be “Constructively Terminated,” Executive must provide notice to Company of the existence of one of the conditions listed in this Section 1(g) within a period not to exceed 60 days following the initial existence of the condition, following receipt of the notice the Company must be provided a period of at least 30 days during which it may remedy the condition.
     (h) Designated Industry has the meaning ascribed to it in Section 10(a)(i)(1).
     (i) Disability with respect to Executive shall be deemed to exist if he meets the definition of disability under the terms of the Company’s current long-term disability policy (or any replacement long-term disability policy). Any refusal by Executive to submit to a reasonable medical examination to determine whether Executive is so disabled shall be deemed conclusively to constitute evidence of Executive’s disability.
     (j) Executive refers to Munawar H. Hidayatallah.
     (k) Excluded Person means any Person who beneficially owns more that 10% of the outstanding shares of the corporation at any time prior to the date hereof.
     (l) Company refers collectively to the Company and its subsidiaries and other affiliates. In Section 10, the term “Company” shall be deemed to refer to the Company, and for purposes of Section 10, Executive shall be deemed to be employed by the Company and all compensation and benefits paid or provided to Executive by any Company under this Agreement at any time shall be deemed to have been paid or provided to Executive by the Company.
     (m) Incentive Plan means the Allis-Chalmers Corporation 2006 Incentive Plan, as amended from time to time.
     (n) Inventions has the meaning ascribed to it in Section 8(a).
     (o) Salary has the meaning ascribed to it in Section 5(a).
     (p) Separation Payments has the meaning ascribed to it in Section 7(b)(ii).
     Section 2. Employment. Company hereby employs Executive, and Executive hereby accepts employment by Company, upon the terms and subject to the conditions hereinafter set forth. The 2004 Employment Agreement is hereby terminated and superceded by this Agreement, effective the date hereof.
     Section 3. Duties. Executive shall be employed as Chief Executive Officer of Company and shall serve as Chairman of the Board of Directors of Company. Executive agrees to devote such times as in necessary to perform his duties attendant to his executive position with Company, in a manner consistent with Executive’s employment prior to the date hereof. Company shall use its best efforts (including by nominating Executive to be a director at each meeting of the stockholders of the company at which directors are elected, and including in any proxy statement relating to such a meeting information comparable to that included with respect to other nominees) to cause Executive to be maintained as a director of the Company and while a director Executive shall serve as Chairman of the Board of Directors. Executive shall be allowed to engage in other activities as an investor as well as participate in activities of charitable organizations of his choice so long as they do not materially interfere with his duties for Company. Company acknowledges and agrees that Executive shall have the right to maintain his current residence in Santa Monica, California and that Company shall pay Executive’s travel and other expenses in a manner consistent with past practices pursuant to Section 6 hereof.
     Section 4. Term. The term of employment of Executive hereunder shall commence on the Effective Date and terminate three years thereafter, provided that if Executive at the end of such three year period remains liable for any guarantees of obligations of the Company, then the term hereof shall extend for such period as Executive remains liable for such guarantees.
     Section 5. Compensation and Benefits. In consideration for the services of Executive hereunder, Company shall compensate Executive as follows (except as set forth herein, Executive acknowledges payments in full of all amounts due to him for services rendered prior to the date hereof):
     (a) Salary. Company shall pay Executive, semi-monthly in arrears with its normal payroll procedures, a salary which is equivalent to an annual rate of $500,000 (the “Salary”). The Salary shall increase annually, effective as of each anniversary of the Effective Date by the same percentage as the percentage of increase, if any, shown by the All Items Consumer Price Index for Urban Wage Earners and Clerical Workers published by the U.S. Department of Labor, Bureau of Labor Statistics, for the Los Angeles-Long Beach-Anaheim area for the month of March immediately preceding the previous anniversary of the Effective Date,, as compared with the most recently published Index at the applicable date. If the Bureau of Labor Statistics ceases to use the 1967 average of 100 as the basis for calculation for the Consumer Price Index or if a substantial change is made in the items or number of items contained in the Consumer Price Index, then the Consumer Price Index shall be adjusted to that figure that would have been arrived at if the change in the manner of computing the Consumer Price Index in effect at the applicable date had not been altered. If the Consumer Price Index described above is no longer published at the time of such fee calculation, the Company shall select and use a similar reliable governmental or other non-partisan publication evaluating the kind of information theretofore used in determining such Consumer Price Index. Any additional increase in the Salary shall be in the sole discretion of the Compensation Committee of the Board of Directors of the Company.
     (b) Management Incentive Bonus; Stock Options; Performance Awards.
     (i) Executive shall be eligible to receive an annual bonus equal to 100% of Executive’s salary if the Company’s Compensation Committee determines that the Company has met the performance goals established by the Compensation Committee. Such performance goals shall be established no later than ninety days after the first day of the performance year (provided that the outcome is substantially uncertain at the time the criteria are established). The annual bonus (other than a bonus for the final year of the term of this Agreement) shall be subject to Executive’s continued employment on the date of payment (other than by reason of death or Disability), and shall be paid as soon as practicable after the Compensation Committee determines that the performance goals were satisfied but in no event later than two-and-one-half months following the applicable performance year. Such bonus shall be paid in cash or, at the option of Executive, made by written election filed by Executive with the Company Secretary by the last day of the performance year in shares of the Company’s Common Stock (for such purpose the shares shall be valued at “Fair Market Value” (as defined in the Incentive Plan) at the payment date).
     (ii) In addition, Executive shall be entitled to receive such other incentive bonuses as may be provided in management incentive bonus plans adopted from time to time by Company.

     (iii) In addition, Executive shall receive an option to acquire 200,000 shares of Common Stock of the Company pursuant to the Incentive Plan, which option was granted on August 3, 2007 at the then current market value of the Common Stock; provided that such option shall vest no less rapidly than twenty percent (20%) one year after the date of grant; an additional twenty percent (20%) two years after the date of grant; and the remaining sixty percent (60%) three years after the date of grant or, if sooner, one hundred percent (100%) upon the earlier of (A) a Change In Control, as defined in the Incentive Plan, or if not so defined therein, as defined in Section 1(c), or (B) termination of Executive’s employment without Cause, as defined in Section 7(a)(iii). Such option shall be a nonqualified stock option granted pursuant to the Company’s form of the Employee NonQualified Stock Option Agreement
     (iv) In addition, Executive has been granted a Performance Award of 685,000 shares of Common Stock in the form of restricted stock (the “Restricted Shares”), which Restricted Shares shall vest and be forfeitable and nontransferable in accordance with the Company’s form of Employee Performance Award Agreement.
     (c) Vacation. Executive shall be entitled to four (4) weeks paid vacation per year. Any accrued but unused vacation may be used at any time during the term of this Agreement. Upon termination of Executive’s employment, Executive shall be paid for any accrued but unused vacation based on his then-current Salary. Executive shall schedule his paid vacation to be taken at times which are reasonably and mutually convenient to both Company and Executive.
     (d) Insurance Benefits. Company shall provide accident, health, dental, disability and life insurance for Executive under the group accident, health, dental, disability and life insurance plans as may be maintained by Company for its full-time, salaried executives.
     (e) Office Space and Expenses. Company shall provide and pay the expenses of maintaining an office for Executive during the term of this Agreement comparable to his office as of the Effective Date. Additional office space for the staff of Executive shall be obtained at the expense of the Company.
     (f) Assistant Expenses. Company shall assume and pay all salary and benefits of an assistant to Executive, which salary and benefits shall be no less than those provided to Executive’s assistant as of the Effective Date.
     (g) Certain Additional Payments. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by Company or its successor to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such excise tax, and any interest in respect of such penalties, additions to tax or additional amounts, being collectively referred herein to as the “Excise

Tax”), then Company shall pay to Executive one or more additional payments (each a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes, interest, penalties, additions to tax, or additional amounts with respect to such Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. The applicable Gross-Up Payment shall be made to Executive as soon as practicable after written request for payment is submitted by Executive to Company or its successor, but in no event later than the end of the calendar year next following the year in which Executive remits the applicable Excise Tax.. All determinations made under this Section 5(g), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Company’s registered independent public accounting firm (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to Company and Executive. All fees and expenses of the Accounting Firm shall be borne solely by Company. The Company shall indemnify and hold harmless Executive, on an after-tax basis, for any Excise Tax or income or other tax (including interest, penalties, additions to tax, or additional amounts with respect thereto) imposed on Executive as a result of such payment of fees and expenses. In addition, the Company shall indemnify and hold harmless Executive, on an after-tax basis, for any fees or costs incurred in connection with any contest of liability for Excise Taxes as well as any Excise Tax or income or other tax (including interest, penalties, additions to tax, or additional amounts with respect thereto) imposed on Executive as a result of such payments of fees and expenses.
     (h) Guarantee Fee. Company agrees to pay to Executive an annual guarantee fee equal to 0.25% of the total of all loans guaranteed by Executive from time to time. The fee shall be paid quarterly, in arrears, commencing March 31, 2007, based upon the average amount of guaranteed debt outstanding during the prior quarter.
     (i) Life insurance. Company shall permit Executive to assume ownership of the current term life insurance policy on the life of Executive owned by Company.
     (j) Indemnification for Guarantees. In addition to all other indemnification rights available to Executive under the Company’s charter documents, contractual obligations or by law, Company agrees to indemnify, defend and hold harmless the Executive, Executive’s spouse and their successors (the “Indemnified Parties”) from and against any and all claims, losses, liabilities, costs, penalties, fines and expenses (including reasonable expenses for attorneys, accountants, consultants and experts), damages, obligations to third parties, expenditures, proceedings, taxes, judgments, awards or demands, whether or not arising from claims of third parties (collectively, “Losses”), which any of them may suffer, incur or sustain arising out of, attributable to, or resulting from any guarantee executed by executive or his spouse with respect to obligations of Company or its subsidiaries.
     (k) Legal Fees. Within ten days after execution of this Agreement, Company shall reimburse Executive for all legal fees and costs incurred in connection with negotiation of this Agreement (up to the sum of $50,000).
     Section 6. Expenses. The parties anticipate that in connection with the services to be performed by Executive pursuant to the terms of this Agreement, Executive will be required to make payments for travel, entertainment of business associates and similar expenses. Company shall reimburse Executive for all reasonable and customary expenses of types authorized by Company and incurred by Executive in the performance of his duties hereunder , including travel from Executive’s residence to Company’s principal place of business consistent with past practices. Executive shall comply with such reporting requirements with respect to expenses as Company may establish from time to time. Executive must submit evidence of reimbursable expenses to Company within 90 days of incurring such expenses, and Company will pay the reimbursement within 30 days of Company’s receipt of such evidence.
     Section 7. Termination.
     (a) General. Executive’s employment hereunder shall continue until the end of the term specified in Section 4, except that the employment of Executive hereunder shall terminate prior to such time in accordance with the following:
     (i) Death or Disability. Upon the death of Executive during the term of his employment hereunder or, at the option of Company, in the event of Executive’s Disability, upon 30 days’ notice to Executive.
     (ii) For Cause. For “Cause” immediately upon written notice by Company to Executive. A termination shall be for Cause if: (1) Executive is convicted of a criminal act involving dishonesty or moral turpitude that has a material adverse effect on the Company or its reputation’ or (2) Executive commits a material breach of any of the covenants, terms or provisions hereof or fails to obey written directions delivered to Executive by the Company’s Board of Directors which are not inconsistent with Executive’s rights under this Agreement.
     (iii) Without Cause. Without Cause upon notice by the Board of Directors to Executive or upon notice by Executive to the Board if Executive has been Constructively Terminated.
     (b) Severance Pay.
     (i) Termination Upon Death or Disability or For Cause. Executive shall not be entitled to any severance pay or other compensation upon termination of his employment pursuant to Section 7(a)(i) or 7(a)(ii), or upon voluntary termination unless Executive has been Constructively Terminated, except for his Salary earned but unpaid as of the date of termination, unpaid expense reimbursements under Section 6 for expenses incurred in accordance with the terms hereof prior to termination, and compensation for accrued, unused vacation as of the date of termination.
     (ii) Termination Without Cause. In the event Executive’s employment hereunder is terminated pursuant to Section 7(a)(iii), whether prior to or following a Change in Control, Company shall pay Executive a Separation Payment as Executive’s sole remedy in connection with such termination. A “Separation Payment” is a payment equal to three (3) times Executive’s then current annual Salary in effect immediately preceding the date of termination. Company shall also pay Executive his Salary earned but unpaid as of the date of termination, unpaid expense reimbursements under Section 6 for expenses incurred in accordance with the terms hereof prior to termination, and compensation for accrued, unused vacation as of the date of termination as provided in Section 5(c).
     Section 8. Inventions; Assignment.
     (a) Inventions Defined. All rights to discoveries, inventions, improvements, designs and innovations (including all data and records pertaining thereto) that relate to the business of Company, whether or not patentable, copyrightable or reduced to writing, that Executive may discover, invent or originate during the term of his employment hereunder, and for a period of six months thereafter, either alone or with others and whether or not during working hours or by the use of the facilities of Company (“Inventions”), shall be the exclusive property of Company. Executive shall promptly disclose all Inventions to Company, shall execute at the request of Company any assignments or other documents Company may deem necessary to protect or perfect its rights therein, and shall assist Company, at Company’s expense, in obtaining, defending and enforcing Company’s rights therein. Executive hereby appoints Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by Company to protect or perfect its rights to any Inventions.
     (b) Covenant to Assign and Cooperate. Without limiting the generality of the foregoing , Executive hereby assigns and transfers to Company the world-wide right, title and interest of Executive in the Inventions. Executive agrees that Company may apply for and receive patent rights (including Letters Patent in the United States) for the Inventions in Company’s name in such countries as may be determined solely by Company. Executive shall communicate to Company all facts known to Executive relating to the Inventions and shall cooperate with Company’s reasonable requests in connection with vesting title to the Inventions and related patents exclusively in Company and in connection with obtaining, maintaining and protecting Company’s exclusive patent rights in the Inventions.
     (c) Successors and Assigns. Executive’s obligations under this Section 8 shall inure to the benefit of Company and its successors and assigns and shall survive the expiration of the term of this Agreement for such time as may be necessary to protect the proprietary right of Company in the Inventions.
     Section 9. Confidential Information.
     (a) Acknowledgment of Proprietary Interest. Executive acknowledges the proprietary interest of Company in all Confidential Information. Executive agrees that all Confidential Information learned by Executive during his employment with Company or otherwise, whether developed by Executive alone or in conjunction with others or otherwise, is and shall remain the exclusive property of Company. Executive further acknowledges and agrees that his disclosure of any Confidential Information will result in irreparable injury and damage to Company.
     (b) Confidential Information Defined. “Confidential Information” means all Confidential and proprietary information of company, including without limitation (i)

information derived from reports, investigations, experiments, research and work in progress, (ii) methods of operation, (iii) market data, (iv) proprietary computer programs and codes, (v) drawings, designs, plans and proposals, (vi) marketing and sales programs, (vii) client lists, (viii) historical financial information and financial projections, (ix) pricing formulae and policies, (x) all other concepts, ideas, materials and information prepared or performed for or by Company and (xi) all information related to the business, products, purchases or sales of Company or any of its suppliers and customers, other than information that is publicly available.
     (c) Covenant Not to Divulge Confidential Information. Company is entitled to prevent the disclosure of Confidential Information. As a portion of the consideration for the employment of Executive and for the compensation being paid to Executive by Company, Executive agrees at all times during the term of his employment hereunder and thereafter to hold in strict confidence and not to disclose or allow to be disclosed to any person, firm or corporation, other than to his professional advisors (who have the obligation to maintain the confidentiality of such information) and to persons engaged by Company to further the business of Company, and not to use except in the pursuit of the business of Company, the Confidential information ,without the prior written consent of Company.
     (d) Return of Materials at Termination. In the event of any termination or cessation of his employment with company for any reason, Executive shall promptly deliver to Company all documents, data and other information derived from or otherwise pertaining to Confidential Information. Executive shall not take or retain any documents or other information, or any reproduction or excerpt thereof, containing or pertaining to any Confidential Information.
     Section 10. Noncompetition.
     (a) During Executive’s employment hereunder and for a period of two years following termination of employment for any reason, Executive shall not do any of the following:
     (i) without the express consent of the Board of Directors of Company, engage directly or indirectly, alone or as a shareholder, partner, director, officer, Executive of or consultant to any other business organization, in any business activities that:
     (1) relate to the oil and gas drilling services industry (the “Designated Industry”); or
     (2) were either conducted by Company prior to the termination of Executive’s employment hereunder or proposed to be conducted by Company at the time of such termination;
     (ii) approach any customer or supplier of Company in an attempt to divert it to any competitor of Company in the Designated Industry; or
     (iii) solicit or encourage any employee or Executive of Company to end his relationship with Company or commence any such relationship with any competitor of Company.
     (b) Executive’s noncompetition obligations hereunder shall not preclude Executive from owning less than five percent of the common stock of any publicly traded corporation conducting business activities in the Designated Industry. If at any time the provisions of this Section 10 are determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 10 shall be considered divisible and shall be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and Executive agrees that this Section 10 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.
     Section 11. General.
     (a) Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given upon delivery if delivered personally or via written telecommunication, or five days after mailing if mailed by certified mail, return receipt requested or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party in accordance with this Section 11(a):

If to Company, to:	With a copy to:

Allis-Chalmers Energy Inc.
5075 Westheimer, Suite 890
Houston, Texas 77056
Attention: General Counsel

If to Executive, to:

Munawar H. Hidayatallah	Robert C. Kopple, Esq.
338 Entrada Drive	Kopple & Klinger, LLP
Santa Monica, CA 90402	10866 Wilshire Blvd., Suite 1500
Los Angeles, CA 90024
     (b) Withholding. All payments required to be made to Executive by Company under this agreement shall be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law.
     (c) Equitable Remedies. Each of the parties hereto acknowledges and agrees that upon any breach by Executive or Company of his or its obligations hereunder, Company and Executive shall have no adequate remedy at law and accordingly shall be entitled to specific performance and other appropriate injunctive and equitable relief.

     (d) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance here from. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
     (e) Waivers. No delay or omission by either party in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.
     (f) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
     (g) Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.
     (h) Reference to Agreement. Use of the words “herein,” “hereof,” “hereto,”“hereunder” and the like in this Agreement refer to this Agreement only as a whole and not to any particular section or subsection of this Agreement, unless otherwise noted.
     (i) Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and shall be enforceable by the personal representative and heirs of Executive and the successors and assigns of Company. This Agreement may be assigned by the Company to any company or to any successor to all or substantially all of the Company’s business as a result of a merger, consolidation, sale of stock or assets, or similar transaction; provided that in the event of any such assignment, the Company shall remain liable for all of its obligations hereunder and shall be liable for all obligations of all such assignees hereunder. If Executive dies while any amounts would still be payable to him hereunder, such amounts shall be paid to Executive’s estate. This Agreement is not otherwise assignable by Executive.
     (j) Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by each of the parties hereto.
     (k) Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Texas, without regard to its choice of law principles.
     (l) Gender and Number. The masculine gender shall be deemed to denote the feminine or neuter genders, the singular to denote the plural, and the plural to denote the singular, where the context so permits.

     Section 13. Section 409A.
     (a) Section 409A Compliance. Executive and Company agree that this Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and that any ambiguous provision will be construed in a manner that will result in treatment of the relevant portions of this Agreement as a nonqualified deferred compensation plan that complies with or is exempt from Section 409A.
     (b) Specified Employees. If Executive is a “specified employee,” as such term is defined in Section 409A and determined as described below in this Section 13(b), any payments of amounts which are deferred compensation subject to the provisions of Section 409A that are payable as a result of Executive’s termination (other than death) shall not be payable before the earliest of (i) the date that is six months after Executive’s termination, (ii) the date of Executive’s death, or (iii) the earliest date that otherwise complies with the requirements of Section 409A. This Section 13(b) shall be applied by accumulating all payments that otherwise would have been paid within six months of Executive’s termination and paying such accumulated amounts at the earliest date which complies with or is exempt from the application of the requirements of Section 409A. Executive shall be a “specified employee” for the twelve-month period beginning on April 1 of a year if Executive is a “key employee” as defined in Section 416(i) of the Internal Revenue Code (without regard to Section 416(i)(5)) as of December 31 of the preceding year or using such specified employee identification dates as designated by the Compensation Committee in accordance with Section 409A and in a manner that is consistent with respect to all of Company’s nonqualified deferred compensation plans. For purposes of determining the identity of specified employees, the Compensation Committee may establish procedures as it deems appropriate in accordance with Section 409A.
     EXECUTED as of the date and year first above written.

ALLIS-CHALMERS ENERGY INC.
By:	/s/ Burt A. Adams
Burt Adams, President and Chief Operating Officer

EXECUTIVE
/s/ Munawar H. Hidayatallah
Munawar H. Hidayatallah

SCHEDULE A
STOCK OPTION AGREEMENT
[form of previously filed]

SCHEDULE B
RESTRICTED STOCK AGREEMENT
[form of previously filed]